Exhibit (c)

 The Nomura Funds

Nominating Committee Charter

I.	Background

This Charter has been adopted by the Board of Directors of each of Japan Smaller Capitalization Fund, Inc. and Korea Equity Fund, Inc. (the “Funds”), including at least a majority of the Independent Directors of the Funds.1

II.	Organization

This Section II describes the organization and governance functions of the Nominating Committee (the “Committee”).

A.	Composition of the Committee

The Committee shall be composed solely of all of the Independent Directors.

B.	Chair; Functions of the Chair

The Chair of the Committee (the “Chair”) shall be an Independent Director.  The Chair shall be selected by a majority vote of the Independent Directors.  The Chair shall have the following responsibilities:

(1) The Chair shall preside at all meetings of the Committee and shall be responsible for preparing meeting agendas.

(2) The Chair will report to the Board of Directors on the Committee’s recommendations on applicable resolutions and on any important actions by or discussions at the Committee.

C.	Meetings and Procedures of the Committee

(1) The Committee may determine its own rules of procedure, which shall be consistent with the Certificate of Incorporation of the Funds, the Bylaws of such Funds and this Charter.  The Committee shall meet at least once annually or more frequently as circumstances require.

1
Independent Directors are those who satisfy the following criteria:  (a) each shall not be an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, and (b) each shall otherwise satisfy the applicable independence requirements for any stock exchange on which Fund share are listed.

(2) A majority of the members of the Committee, present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other, shall constitute a quorum.

(3) The Committee may request that any officers or employees of a Fund, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee requests.

(4) The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of each Fund.

D.	Consultants

The Committee shall have the authority to carry out its duties and responsibilities as set forth in this Charter.  The Committee may retain consultants, including search firms to assist it to identify Independent Director candidates on such terms and conditions, including fees, as the Committee considers appropriate.

E.	Particular Actions of the Committee

The Committee will:

(1) Review periodically the size and composition of the Board of Directors as a whole and recommend, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of Independent Directors required by law.

(2) Identify, evaluate, select and appoint Independent Directors to fill vacancies among the Independent Directors in accordance with the Independent Directors’ Statement of Criteria for Selection of Independent Directors (“Statement of Criteria”), which may from time to time be revised by vote of a majority of Independent Directors.  Any person selected to serve as an Independent Director shall be nominated and selected to fill such office solely by the Committee; persons so selected will be “disinterested” in terms of both the letter and spirit of the Investment Company Act.

(3) In seeking to identify candidates it believes are highly qualified to serve as Independent Directors of a Fund, the Committee may consider candidates recommended by Fund shareholders, taking into account the same criteria applied to persons identified by the Committee, the Statement of Criteria and the objectives of the shareholders in submitting the candidate’s name for nomination and whether or not such objectives are consistent with the interests of all shareholders.  The names of such candidates recommended by shareholders should be submitted to the Chair in writing at the address maintained for communications with Independent Directors.  The submission should be accompanied by appropriate background material concerning the candidate that demonstrates his or her ability to serve as an Independent Director of the Funds.  If the Committee retains a search firm, the Chair will generally forward such submissions to the search firm for evaluation unless the Committee concludes that the credentials of such candidate are not consistent with the criteria that are to be applied by the Committee in such search.

(4) Periodically review the Statement of Criteria.

(5) Periodically review Independent Director compensation, and recommend to the Board any changes deemed by the Committee to be appropriate.

(6) Be responsible for oversight of Independent Director administrative matters, such as expense reimbursement policies and compensation for attendance at meetings, conferences and other events.

F.	Retirement Policy; Compensation Plan

(1) The Committee has adopted a policy pertaining to retirement guidelines for Independent Directors, which policy shall be interpreted by the Independent Directors together with the Statement of Criteria.  The Independent Directors shall retain the right to amend the retirement guidelines upon the vote of a majority of the Independent Directors.

(2) Independent Directors who continue to meet the criteria set forth in the Statement of Criteria may serve up to the age of 72.  If an Independent Director reaches the age of 72 during a term of office to which he was elected prior to the date on which the Independent Director turns 72, the Independent Director may complete the term of office to which he was elected.  In special circumstances, the Independent Directors may determine to re-nominate an Independent Director who has turned 72 to serve an additional term of office.

(3) An Independent Director who was elected and served on the Board prior to July 2006 and who has been reelected and continues to serve may serve as an Independent Director up to the age of 82 if, in the judgment of the other Independent Directors serving on the Committee, such Independent Director continues to meet the criteria set forth in the Statement of Criteria and is able fully to participate in the meetings of the Board of Directors and to fulfill the responsibilities of an Independent Director.  Any such Independent Director shall voluntarily resign from the Board of

Directors at the end of the calendar year in which such Independent Director reaches the age of 82.

(4) The Independent Directors have not established any compensation plan or other remuneration benefits for retired Independent Directors.  A retired Independent Director may, but shall not be required to, retain ownership of shares of the Funds.

Statement of Criteria
for Selection of Independent Directors

The Nominating Committee of the Funds has adopted this statement as to the appropriate criteria for the selection and nomination of Independent Directors to fill vacancies among the Independent Directors.

•	The candidate must not be an “interested person” of the Fund and shall be “disinterested” in terms of both the letter and spirit of the Investment Company Act.

•
The candidate must have the integrity, independence of mind and personal qualities to fulfill the fiduciary duties of an Independent Director of the Fund and to protect the interests of all shareholders of the Fund.

•	The candidate must have corporate or other business experience in significant positions demonstrating sound business judgment.

•	The candidate should have financial and accounting experience and at least one Independent Director shall qualify as an “Audit Committee Financial Expert.”

•	The candidate should have the ability to attend at least four in-person regular meetings each year.

•
The candidate should add to the balance of knowledge, experience, skills, expertise and diversity of the Board of Directors as a whole.  Familiarity with the Asian markets in which the Fund invests is considered desirable.